                                                                 Exhibit 10(n)
                                 AGREEMENT

   THIS AGREEMENT is made and entered into on the 30th day of September, 1996 by and among CE Software Holdings, Inc., a Delaware Corporation; CE Software, Inc., an Iowa Corporation and a wholly owned subsidiary of CE Software Holdings, Inc. (herinafter CE Software Holdings, Inc. and CE Software, Inc. are referenced jointly as "CEH"; Stanford H. Goodman, a resident of the state of Missouri ("Goodman") and Scott Wiener, a resident of the state of California ("Wiener").

     	WHEREAS, CEH, Goodman and Wiener desire to commence a business enterprise which enterprise shall be based upon the combined skills, experience and re-sources of CEH, Goodman and Wiener (hereinafter referenced as "Net Target"), and

     	WHEREAS, the parties desire to establish the ownership interests in and general agreements for the operations of Net Target.

     	NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is agreed as follows:

     	1.	Incorporation and Directors.  The parties shall cause Net Target to be incorporated under the laws of the state of Delaware, and designated as a "C"
corporation for purposes of the Internal Revenue Code of 1986 (as amended).  The
Certificate of Incorporation of Net Target (the "Certificate") shall provide that Net Target shall be governed by a Board of Directors (the "Net Target
Board") of no less than three persons the initial number of which shall be three
(3) and the initial members of which shall be Goodman, Wiener and an individual appointed by the Board of Directors of CE Software, Inc.  The parties shall take all steps necessary to insure that Net Target is organized in compliance with and bound to the terms and conditions of this Agreement.

	2. CEH Expenditure. Commencing in April 1993 and continuing to the date of this Agreement, CEH has devoted considerable time and resources on the Net Target project, a/k/a TargetCast, including, but not limited to the research for and development of the software technology upon which Net Target will build its operations (collectively, the time and resources devoted to Net Target, including without limitation all work performed by the Engineers after the date of this Agreement as contemplated by Section three (3), and the resulting (and any interim) software and software technology are referenced herein as the "Project"). Prior to execution of this Agreement, ownership of the Project has rested solely with CEH. Upon execution of this Agreement, and subject to the license granted in Section ten (10), CEH agrees (a) to contribute to Net Target an additional Seventy-five Thousand dollars ($75,000.00)and does hereby contribute its

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                                                       										Exhibit 10(n)

entire interest in the Project, and (b) to assign and hereby does assign to Net Target all rights, including without limitation all copyrights, patent rights, trade secret and know-how rights in and to or used or embodied in the Project, or the research and development thereof, the trademark "TargetCast", and all other materials and information developed as part of the Project by or on behalf of CEH. CEH acknowledges that it has never had and will not have any right or interest in the mark "TargetGuide." Of the additional Seventy-five Thousand dollars ($75,000.00) CEH has agreed to contribute to the Project Six Thousand Six Hundred Thirty-nine dollars ($6,639.00) shall be paid to Net Target and the remainder shall be held by CEH and used to reimburse CEH for funds expended on the Project, from and after August 1, 1996 to the date of this Agreement, in the amount of Thirty-two Thousand Three Hundred Sixty-one dollars ($32,361.00) and as a prepayment of employment expenses (120% of gross wages) of the Engineers (as defined in Section three (3) below) up to and including December 16, 1996. Any funds in excess of the amount needed to reimburse CEH for such expenditures to and including December 16, 1996, shall be paid to Net Target. CEH shall promptly provide Net Target with appropriate tangible manifestations of all the foregoing, will take such actions and execute such documents as may be necessary or desirable to evidence, perfect, create, enforce, maintain or defend the rights of Net Target in and to the foregoing, and will keep confidential and (except as allowed in the license set out in Section ten (10) of this Agreement) not use any non-public information within the foregoing.

        3. CEH Employees. The software engineers of CEH who are working with the Project as of the date of this Agreement, Viktor Spivak and Alex Rankov, (the "Engineers") will, subject to the consent of the Engineers and of CEH, remain employees of CEH but shall work only on the Project. Commencing August 1, 1996 and continuing during such time as the Engineers remain employees of CEH and are working for Net Target, Net Target will reimburse CEH monthly in an amount equal to 120% of gross wages earned by the Engineers as employees of CEH. The Engineers will not receive a raise from CEH from the salary in effect on September 1, 1996 without the prior approval of the Board of Directors of Net Target. During the term of this Agreement, Net Target may at any time solicit the employment of such Engineers but shall not solicit the employment or services of, or recruit, any other CEH employee.

       	4.	Shares.  The Certificate shall provide that Net Target is authorized to issue no less than ten Million five hundred thousand (10,500,000) shares of
Common Stock.  Immediately upon the incorporation of Net Target, Goodman,
Wiener and CEH shall make contributions and Net Target shall issue shares of its
Common Stock as follows:

       	A.	In consideration of a cash capital contribution of fifty thousand dollars ($50,000), Goodman shall receive seven hundred sixty-five thousand (765,000) shares of Common Stock, which purchase and sale of Common Stock shall be evidenced by a stock purchase agreement, in substantially the form attached hereto as Exhibit B. Each of the parties to this Agreement acknowledges

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                                                        									Exhibit 10(n)

and agrees that the consideration being paid by Mr. Goodman for the shares of Common Stock (as described in the paragraph) represents the fair market value of the Common Stock as of the date of this Agreement.

        	B.	In consideration of a cash capital contribution of fifty thousand dollars ($50,000), Wiener shall receive seven hundred sixty-five thousand
(765,000) shares of Common Stock, which purchase and sale of Common Stock shall be evidenced by a stock purchase agreement, in substantially the form attached hereto as Exhibit B.  Each of the parties to this Agreement acknowledges and agrees that the consideration being paid by Wiener for the shares of Common Stock (as described in the paragraph) represents the fair market value of the Common Stock as of the date of this Agreement.

        	C.	In consideration of the additional capital contribution of
seventy-five thousand dollars ($75,000) and the assignment of the Project to Net Target, CEH shall receive One Million four hundred seventy thousand (1,470,000) shares of Common Stock, which purchase and sale of Common Stock shall be evidenced by a stock purchase agreement, in substantially the form attached hereto as Exhibit B.

      5.	Target Date.  The Target Date shall be March 31, 1997, or such other later date as requested jointly by Goodman and Wiener and approved by CEH.
CEH's approval of such other later date shall not be withheld unless, in the reasonable determination of the Board of Directors of CE Software Holdings,
Inc., the granting of such approval would have a materially adverse effect on
CEH, Net Target or the shareholders of CEH or Net Target.  CEH acknowledges that, for purposes of this Section five (5), its recording of expenses in the amount of up to Seventy-five Thousand dollars ($75,000) on its income statement as a direct or indirect result of its purchase of shares of Common Stock of Net
Target shall in no event be determined to have a materially adverse effect on
CEH or the shareholders of CEH.

    	6.	Venture Capital.  Goodman and Wiener shall undertake to raise funds for
Net Target from outside investors ("Venture Capitalists") in exchange for shares of stock of Net Target to be issued to the Venture Capitalists at a price no less than thirty-three cents ($0.33) per share (or, in the event the shares shall be issued in a class or series which is either voting stock or convertible to voting stock, the price per share shall be the equivalent of thirty-three cents ($0.33) per vote).  Funds received from Venture Capitalists shall be held in escrow and no shares of stock of Net Target shall be issued unless and until
Goodman and Wiener are successful, on or before the Target Date, in obtaining funds for Net Target from Venture Capitalists in a minimum amount of  either (i)
five hundred thousand dollars ($500,000) from a single source or  (ii) seven hundred fifty thousand dollars ($750,000) from two sources (the amount specified in (i) or (ii), whichever is applicable, will be referenced herein as the

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                                                                 Exhibit 10(n)
"Minimum Amount"). Funds shall be deemed to have come from a single source if such funds are received from an investor which, as a condition of its investment in Net Target, has required and received the right to exercise oversight control of Net Target. Such oversight control shall include, but not be limited to, the right to elect one or more members of the Board of Directors of Net Target. For purposes of this Section six (6), an investor may be an individual, a corporation, a partnership, a limited liability company, or other business entity organized and existing under the laws of any state or a group of related venture/affiliate funds and/or partners of such funds.

         7.	Voting Agreement.  Each of Goodman and Wiener agrees that he shall not vote any of his shares of Common Stock and shall not take any other action within his control (whether in his capacity as stockholder, director, member of a board committee or officer of Net Target or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) in favor of any proposal for the reclassification, reorganization, merger, share exchange, liquidation, or dissolution of Net Target or the reclassification or modification of rights of the shares of the Common Stock or other securities of Net Target unless CEH has also voted its shares in favor of such proposal. The parties to this Agreement acknowledge (i) that this Section seven (7) shall not apply in the event that Goodman and Wiener determine in good faith on the basis of advice of counsel that his obligations hereunder are inconsistent with and contrary to his fiduciary duties as directors and (ii) that this Section seven (7) shall in no way be construed to require either Goodman or Wiener to vote in favor of any of the transactions described herein. CEH shall not unreasonably withhold its vote for approval of any proposal to issue shares of stock to Venture Capitalists. The provisions of this Section seven (7) shall terminate automatically and be of no further force and effect upon the date that Goodman and Wiener have successfully raised, and Net Target has received, the Minimum Amount from Venture Capitalists on or before the Target Date.

      8. Initial Options. Goodman and Wiener shall be authorized to grant to employees of Net Target, other than Goodman or Wiener, options for the purchase of up to four hundred fifty thousand (450,000) shares of Common Stock for an exercise price equal to the fair market value of such shares on the date of grant, which value shall be determined by the Net Target Board; provided, however, that such exercise price shall not be less than ten cents ($.10) per share. All options granted under this paragraph shall be granted under a stock option plan, the terms and conditions of which shall be either (i) consistent with the CEH 1992 Stock Option Plan (a copy of which shall be provided to Net Target or (ii) approved by the member of the Board of Directors of Net Target that is affiliated with CEH. Except as otherwise provided in this Section eight
(8), Net Target shall not grant any stock options until after the date upon which Net Target has successfully raised the Minimum Amount from Venture Capitalists. The restrictions imposed by this section eight (8) shall not apply

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
                                                                 Exhibit 10(n)
to any options granted after the date upon which Goodman and Wiener have successfully raised, and Net Target has received, the Minimum Amount from Venture Capitalists on or before the Target Date.

      9.  Noncompete. 	Noncompete agreements will be signed by both Goodman and
Wiener, which agreements shall provide as follows

    	 A.	During the period of the employment by Net Target and for a period of one (1) year after such employment, the employee shall not (i) engage in; (ii)
have any interest in any person, firm or corporation that engages in competition with Net Target, or any of its subsidiaries, in the development, manufacture, processing, distribution, or sale of any products (including any item of intellectual property) that were developed, manufactured, processed, distributed, or sold by Net Target or any of its subsidiaries at any time during the period of his or her employment by Net Target, in any area in which such business shall be carried on.  The employee will not be deemed in violation of this Agreement solely because of his involvement or interest in such a person, firm or corporation if (i) his interest is limited to a one-percent interest or
(ii) his involvement is limited to a portion of such person, firm or corporation that is not involved in such competitive activity.

      B. The employee shall not, directly or indirectly, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of Net Target during the period of the employee's employment by Net Target and for a period of one (1) year thereafter.


      C. During and after his or her employment, the employee shall not divulge or appropriate to his or her own use or to the use of others, in competition with Net Target, any secret or confidential information or knowledge pertaining to the business of Net Target, or of any of its subsidiaries, obtained by him or her in any way while employed by Net Target or by any of its affiliates.

      10. License. All intellectual property in the Project (excluding the TargetCast and Target Guide trademarks), including all trade secrets, copyrights and patents, existing at the time of execution of this Agreement and, to the extent provided below, arising in the future as a result of the Project, shall be the sole property of Net Target, subject to a limited, non-exclusive, royalty-free, perpetual license back to CEH on and subject to the following terms. The license shall include all such intellectual property transferred by CEH to the Project (in both source and object code), including any improvements thereto through the date that the Minimum Amount has been received from Venture Capitalists. Such license shall include the unlimited (except for Section eleven (11)) right of CEH to use all such intellectual property in the continuing development and marketing of its

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
                                                       										Exhibit 10(n)

products, with the exception of the server-technology intellectual property
(the "TargetCast Server"). Such license shall be restricted in that CEH may not re-license, sell or distribute the TargetCast Server except in object code (accompanied by reverse engineering restrictions as currently set forth in standard CEH software licenses), as part of an e-mail system in which the TargetCast Server is a constituent part and is used only for processing, managing, replying to, forwarding, rerouting and rerouting incoming e-mail. For the avoidance of doubt, the interest of Net Target in and to such intellectual property is, as a consequence of such license, non-exclusive as to CEH in that there are no restrictions on the ability of CEH to the full use and enjoyment of such intellectual property except as specified in this Section ten (10) and in Sections eleven (11) and twelve (12) below.

      11. Noncompete by CEH. CEH shall not, during the term of this Agreement, use the intellectual property developed after April 1, 1996 as a direct result of the Project in a manner which is in competition with Net Target in its use of the intellectual property as a basis for a system which gathers information to create personal profiles for the purpose of selling targeted services on the Internet or providing a customized information service.

      12. Core Libraries. All program codes which are part of any past, current or announced CEH product (as of August 1, 1996), except for program codes written after April 1, 1996 solely for the Project, are part of the CEH core libraries of codes ("Core Libraries"). Notwithstanding any language to the contrary in this Agreement, all of the Core Libraries are, and shall continue to be, the property of CEH. Use of the Core Libraries by CEH shall not be considered a violation of Sections ten (10) or eleven (11). To the extent the Core Libraries have been incorporated into the Project, Net Target shall have a non-exclusive, royalty-free license to use the Core Libraries in the continuing development and marketing of the Project and derivatives of the Project.

      13. Termination. This Agreement may be terminated by the mutual written consent at any time of all parties or by vote of the shareholders of Net Target. Upon termination of this Agreement, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach for such breach); provided, however, that the confidentiality provisions, the noncompetition provisions of Section nine (9) of this Agreement, and the intellectual property provisions contained herein shall survive any termination.

      14. Additional Shares. CEH shall be entitled to purchase from Net Target up to six hundred thousand (600,000) shares of Common Stock (not to exceed that number of shares necessary to give CEH voting rights in excess of fifty percent (50%) of the voting rights of all shares then outstanding) at a price equivalent to ten cents ($.10) per share upon the happening of any one of the following events: (i) Net Target fails to receive the Minimum Amount from Venture Capitalists on or before the Target Date, or

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                                                         								Exhibit 10(n)

(ii) either Goodman or Wiener ceases to be a full-time employee of Net Target on or before the Target Date.

      15. Representation. Each party to this Agreement acknowledges and represents that: (a) each has read the Agreement; (b) each clearly understands the Agreement and each of its terms; (c) each fully and unconditionally consents to the terms of this Agreement; (d) each has had the benefit and advice of counsel of its own selection, or has had the opportunity to consult with counsel of his/her own selection; (e) each has executed this Agreement freely, with knowledge, and without influence or duress; (f) each is not relying upon any representations, either written or oral, express or implied, made to them by any person except those in this Agreement; (g) the consideration received by them has been actual and adequate; (h) such party has not assigned, transferred, licensed, pledged or otherwise encumbered anything purportedly transferred by it hereunder or agreed to do so; (i) each has the full power and authority to enter into this Agreement and to make the assignments and licenses it purports to grant hereunder; and (j) each party is not aware of any violation, infringement, or misappropriation of any third party's rights (or any claim thereof) by the Project or the assigned or licensed rights.

      16. Binding Effect. This Agreement shall be binding on and inure to the benefit of the predecessors, successors and assigns of the parties hereto.

      17. Entire Agreement. It is agreed and understood that all understandings and agreements heretofore by the parties with respect to matters covered by this Agreement are merged into this Agreement which alone fully and completely expresses the parties' agreement.

      18. Iowa Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

      19. Independent Parties. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between CEH and Net Target, it being understood that CEH and Net Target are independent contractors vis-a-vis one another. Except as specified herein, no party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of any other party hereto.

      20. Blue-Pencil Provision. If any provision of or within this Agreement is found void, invalid or unenforceable, it will not affect the validity of the balance of this Agreement which shall remain valid and enforceable according to its terms. If any provision of this Agreement is found to be void, invalid or unenforceable for reasons of being overly broad, unconscionable, against public policy or the like, the parties agree that the provision should be interpreted so as to be valid and enforceable to the maximum

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
                                                       										Exhibit 10(n)

extent deemed legally or equitably permissible consistent with the overall intent of the Agreement.


     	IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on this 30 day of September, 1996.

    FORD GOODMAN					                    CE SOFTWARE HOLDINGS, INC.


    /s/ Ford Goodman					                   /s/ John S. Kirk
_________________________         						By__________________________

                                        						Secretary & Treasurer
						                                  Title_______________________



    SCOTT WIENER				                    	CE SOFTWARE, INC.


    /s/ Scott Wiener				               	    /s/ Curtis W. lack
________________________                By__________________________

                                        								CFO/Treasurer
							                                 Title_______________________
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